UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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TEGNA INC.

(Exact name of registrant as specified in its charter)

STANDARD GENERAL L.P.
STANDARD GENERAL MASTER FUND L.P.
SOOHYUNG KIM
COLLEEN B. BROWN
ELLEN MCCLAIN HAIME
DEBORAH MCDERMOTT
STEPHEN USHER
DAVID GLAZEK
AMIT THAKRAR
DANIEL MALMAN

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Standard General L.P., together with the other participants named herein, on March 30, 2020, filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2020 annual meeting of shareholders of TEGNA Inc., a Delaware corporation (the “Company”).

On April 9, 2020, Standard General issued the following press release:

Standard General Responds to TEGNA’s Attempt to Deflect Attention from Sustained Underperformance

Highlights TEGNA’s Failure to Respond to the Substance of Standard General’s Analysis of TEGNA’s Decisions that Have Destroyed Billions of Dollars in Value

Notes that TEGNA’s Attempt to Use Cherry-Picked Peer Groups and Measurement Periods Is Misleading

Urges Shareholders to VOTE the WHITE Proxy Card to Elect Standard General’s Four Exceptional Nominees, Who Bring Much Needed Industry Expertise and a Commitment to Maximizing Value for All Shareholders

NEW YORK, April 9, 2020 – Standard General L.P. today responded to the misleading 44-page investor presentation and shareholder letter issued by TEGNA Inc. (“TEGNA” or the “Company”).

Standard General released the following response:

“We are disappointed that TEGNA has attempted to deflect attention from the real issues in this proxy contest by issuing baseless attacks against the Company’s largest shareholder.

The real issues in this proxy contest are TEGNA’s sustained underperformance, strategic missteps, and corporate governance deficiencies. Our focus is on transforming TEGNA into the top-tier operator it should be and creating value for all TEGNA shareholders through the election of our four highly qualified nominees. We outlined a thoughtful case for change, detailing the facts of TEGNA’s performance failures, strategic missteps, and corporate governance issues.

Unfortunately, TEGNA’s 44-page investor presentation does not address many of the key issues we have identified. For example:

•	TEGNA does not address its long-term critical missteps – the long-term failure to optimize its VHF portfolio to take advantage of the UHF discount and its failure to take advantage of duopoly rules to create more profitable clusters.
•	TEGNA does not address the critical loss of market position of its Belo stations. After acquiring leading Belo stations in 2013, its rankings have seen significant declines under management’s leadership.
•	TEGNA does not address its lagging retransmission rates relative to its leading peers. What we believe should be the best affiliate station group has delivered poor operating performance and seen significant decline in its margins.
•	TEGNA does not explain its failure to pursue the M&A strategy originally outlined by management and continues to obfuscate actual multiples paid in its $2 billion acquisition binge – an acquisition binge that has not delivered growth in shareholder value.
•	TEGNA continues to ignore serious governance deficiencies including the fact that its CEO owns minimal equity and has been grossly overpaid despite more than a decade of underperformance, and the failure to recruit a single director with local affiliate broadcasting experience.

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•	The Board appears to have squandered the opportunity to maximize the value of shareholders' investment through a sale of the Company in a previously vibrant M&A market. Worse, TEGNA appears to have engaged in a series of defensive actions that impeded transformative M&A and destroyed shareholder value.

Most troubling is TEGNA’s blatant attempt to bend the facts on its own performance to suit the desired narrative of its directors. TEGNA is misleading shareholders by benchmarking the stock’s performance over unnatural time periods and the wrong peer group. By its own account, TEGNA became a “pure-play”1 local broadcaster by July 2017. Yet, TEGNA measures its total shareholder returns from a date that is several months later when TEGNA claims “the market first recognized TEGNA as a pure play.”2 Moreover, TEGNA measures its returns through the end of 2019, even though in August of that year takeover rumors caused the stock to spike 17% over 2 trading days. Disingenuously, TEGNA chooses to benchmark its “pure-play” local broadcasting business against a peer group that includes Meredith, which generates 74% of its revenue from magazines. We are confident that TEGNA shareholders will not be deceived by this cherry-picking of peer groups and measurement periods.

Rather than addressing issues of substance, at a cost of millions of shareholders’ dollars, TEGNA is focused on manufacturing claims about its largest shareholder, Standard General. Without further distracting shareholders from the real issues, we would note that anyone interested in the board deliberations at Media General should refer to the Media General proxy statement and the on-the-record accounts of two Media General directors contained in Standard General’s materials. We are frankly surprised that a premier news organization like TEGNA would ignore primary, on-the-record sources and instead quote a NY Post article that cites a single, anonymous (and incorrect) source. We stand by our accomplishments as an investor in, and role on the board of Media General, which delivered tremendous shareholder value represented by an implied return of 179% during our 3.6 years of ownership. TEGNA’s research on Radio Shack, American Apparel and Twin River is similarly flawed.

TEGNA also falsely claims that Standard General’s nominees have “minimal operating experience,”3 when in fact, each of Standard General’s highly qualified nominees has worked in an executive or Board role at a local affiliate broadcasting company. None of the incumbent independent directors have done so. Ms. Brown, Ms. McClain and Ms. McDermott have decades of operating experience in television – in some cases with the very stations that TEGNA now owns.

Standard General is the largest equity holder of TEGNA, holding approximately 9.7% of the voting power of TEGNA’s common stock as of the record date for the annual meeting and holding an economic interest of approximately 12% in TEGNA, inclusive of swaps. While TEGNA seeks to turn our financial commitment to TEGNA into a negative, the fact is that we increased our financial investment in TEGNA after the record date. That increase in our investment reflects our conviction about TEGNA’s prospects, with the right Board of Directors to drive value creation.

We encourage TEGNA to follow the lead of its news organization and deal with the facts. The fact is that TEGNA needs new directors and that the Standard General nominees are exceptionally well qualified to bring fresh perspective to promote needed changes and benefit all shareholders.”

1 Source: Slide 12, TEGNA Investor Presentation, dated April 8, 2020.

2 Source: Slide 3, TEGNA Investor Presentation, dated April 8, 2020.

3 Source: Slide 3, TEGNA Investor Presentation, dated April 8, 2020.

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Standard General encourages its fellow shareholders to learn more about its campaign and candidates, and to review Standard General’s investor and proxy materials, at www.TomorrowsTEGNA.com.

TRANSFORM TEGNA INTO THE BEST-IN-CLASS OPERATOR WE BELIEVE IT SHOULD BE – TOMORROW’S TEGNA

VOTE THE WHITE PROXY CARD TODAY

PROXY CARD TODAY

About Standard General

Standard General was founded in 2007 and primarily manages capital for public and private pension funds, endowments, foundations, and high net-worth individuals. Standard General’s extensive experience in local television broadcasting includes investments in: Media General, a former publicly-traded broadcasting company now part of Nexstar Media Group; Standard Media Group, an innovative and diverse media company committed to high-quality local news; and MediaCo Holding, a holding company that invests in local broadcast media and radio stations.

Media Contact
media@standgen.com

Forward-looking Statements

All statements contained in this communication that are not clearly historical in nature or that necessarily depend on future events are "forward-looking statements," which are not guarantees of future performance or results, and the words "anticipate," "believe," "expect," "potential," "could," "opportunity," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this communication that are not historical facts are based on current expectations, speak only as of the date of this communication and involve risks that may cause the actual results to be materially different. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation as to future results. Standard General L.P. disclaims any obligation to update the information herein except as may be required by law and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Standard General L.P. has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties.

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Important Information

Standard General L.P., together with the other participants in Standard General's proxy solicitation, has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit proxies in connection with the 2020 annual meeting of shareholders (the "Annual Meeting") of TEGNA Inc. (the "Company"). Shareholders are advised to read the proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Standard General's proxy solicitation. These materials and other materials filed by Standard General with the SEC in connection with the solicitation of proxies are available at no charge on the SEC's website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Standard General with the SEC are also available, without charge, by directing a request to Standard General's proxy solicitor, Okapi Partners LLC, at its toll-free number 1-855-208-8902 or via email at info@okapipartners.com.

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